Exhibit 99.1

Contact:	Diane Huggins Vice President, Corporate Communications (615) 565-1817
FOR IMMEDIATE RELEASE
LIFEPOINT HOSPITALS NAMES JEFFREY SHERMAN CHIEF FINANCIAL OFFICER

David Dill Transitions to Chief Operating Officer, As Planned
Brentwood, Tennessee, (March 13, 2009) — LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that Jeffrey Sherman, age 43, will assume the position of the Company’s Executive Vice President and Chief Financial Officer. Mr. Sherman, currently Vice President and Treasurer at Tenet Healthcare, will succeed David M. Dill who, as planned, will become the Company’s Executive Vice President and Chief Operating Officer. The appointments are effective on or before April 13, 2009. Both Mr. Sherman and Mr. Dill will report directly to William F. Carpenter III, President and Chief Executive Officer of LifePoint Hospitals.
“Jeff’s knowledge of our industry, combined with his financial expertise at both the corporate and hospital levels, makes him an excellent person to succeed David in the important position of CFO,” said Mr. Carpenter. “Jeff has made healthcare finance his career and we are fortunate to have him join our team. His strong leadership background in operational finance and his deep understanding of finance at the facility level make him uniquely qualified to assist LifePoint in further improving financial performance across the board for the long-term benefit of our shareholders.”
Mr. Carpenter continued, “I am grateful to David for his leadership since he joined LifePoint in 2007 and look forward to working with him in his new role as COO. David knows our company extremely well, and has always worked closely with our operations team. I know that he will continue to be a terrific leader and to communicate the strength of our operations to investors. I am confident that David will build on the strong heritage of LifePoint operations to drive future growth in our business.”
Mr. Sherman brings over twenty years of experience in hospital-based and corporate healthcare finance to his new position at LifePoint. As Vice President and Treasurer at Tenet Healthcare, the second largest publicly traded hospital company, Mr. Sherman managed all aspects of corporate finance including cash flow management and capital structure and was responsible for risk management. Mr. Sherman has worked in various capacities for Tenet and its predecessor company since 1990. Prior to joining Tenet’s corporate office, Mr. Sherman served as Vice President of Finance for 18 acute care hospitals and other related entities in the Texas Gulf Coast region, preceded by the same role for seven hospitals in the Philadelphia area.
Mr. Sherman received his Bachelor’s degree in Finance and Accounting from the University of Colorado at Boulder. He holds an Executive MBA from the University of Southern California.

About LifePoint Hospitals
LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities in 17 states. Of the Company’s 47 continuing operations hospitals, 44 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals’ non-urban operating strategy offers continued operational improvement by focusing on five guiding principles: delivering compassionate, high quality patient care; supporting physicians; creating an outstanding environment for employees; providing unmatched community value; and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 21,000 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.
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